As filed with the Securities and Exchange Commission on January 24, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LA JOLLA PHARMACEUTICAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6455 Nancy Ridge Drive San Diego, California 92121	33-0361285
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

LA JOLLA PHARMACEUTICAL COMPANY
2004 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Copy to:
Steven B. Engle La Jolla Pharmaceutical Company 6455 Nancy Ridge Drive San Diego, California 92121	Mark W. Shurtleff, Esq. Gibson, Dunn & Crutcher LLP 4 Park Plaza Irvine, California 92614
(Name and Address of Agent For Service)
(858) 452-6600
(Telephone Number, Including Area Code, of Agent For Service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)(2)	Per Share(3)	Price(3)	Registration Fee
Common Stock, par value $0.01 per share	3,200,000	$4.17	$13,344,000	$1,427.81

(1)	Each share of common stock includes a right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock pursuant to the Rights Agreement between the registrant and American Stock Transfer & Trust Company, as Rights Agent, as amended. Pursuant to Rule 416(a), this Registration Statement also covers shares of common stock that may be issued pursuant to the antidilution provisions contained in the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan.

(2)	An aggregate of 4,160,000 shares (post-reverse stock split) of our common stock, including the shares registered hereby, have been authorized for issuance under the 2004 Equity Incentive Plan. In addition to the shares of common stock registered hereby, 400,000 shares (post-reverse stock split) of our common stock issuable under the 2004 Equity Incentive Plan were previously registered under a Registration Statement on Form S-8 (Registration No. 333-116233) filed with the Securities and Exchange Commission on June 7, 2004 and 560,000 shares (post-reverse stock split) of our common stock issuable under the 2004 Equity Incentive Plan were previously registered under a Registration Statement on Form S-8 (Registration No. 333-125427) filed with the Securities and Exchange Commission on June 2, 2005.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based on the average of the high and low price of our common stock on January 17, 2006 on the Nasdaq National Market.

INTRODUCTION
     This Registration Statement on Form S-8 is filed by La Jolla Pharmaceutical Company, a Delaware corporation (the “Company”), to register 3,200,000 shares (post-reverse stock split) of the Company’s common stock under the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
*	Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which we have previously filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:
1.	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2004.

2.	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

3.	Our Current Reports on Form 8-K filed with the Commission on January 28, 2005, February 2, 2005, February 17, 2005, March 14, 2005, March 28, 2005, March 30, 2005, March 30, 2005, April 22, 2005, April 29, 2005, May 20, 2005, May 31, 2005, June 3, 2005, October 7, 2005, October 26, 2005, November 15, 2005, December 2, 2005, December 14, 2005, December 16, 2005, December 21, 2005, January 11, 2006 and January 12, 2006.

4.	The description of our common stock contained in our Registration Statements on Form 8-A, filed on June 2, 1994, December 4, 1998, January 26, 2001 and December 16, 2005.
     All documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     For purposes of this Registration Statement, any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     La Jolla Pharmaceutical Company is a Delaware corporation. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.
     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
     Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification and advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and that the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
     As used in this Item 6, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of La Jolla Pharmaceutical Company, and whether civil, criminal, administrative, investigative or otherwise.
     As permitted by Section 102(b)(7) of the DGCL our certificate of incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct, knowingly violating the law, paying an illegal dividend, approving an illegal stock repurchase, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Our bylaws require that directors and officers be indemnified to the maximum extent currently permitted by Delaware law.
     We also have entered into indemnity agreements with each of our directors and executive officers. These indemnity agreements generally require that we pay on behalf of each director and officer party thereto all amounts that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission which he or she commits or suffers while acting in his or her capacity as our director and/or officer and because of his or her being a director and/or officer. Under the DGCL, absent an indemnity agreement or a provision in a corporation’s bylaws or certificate of incorporation, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). In addition, if indemnification is unavailable and may not be paid to an officer or director, we have agreed, subject to a limited number of exceptions, to contribute to the amount of expenses incurred or payable by the officer or director, to the extent allowed by applicable law, in such proportion as is appropriate to reflect the relative benefits received by us, on the one hand, and by the officer or director, on the other, from the transaction from which the proceeding arose and the relative faults of the parties, as well as any other applicable equitable considerations.
     Consistent with our bylaw provision on the subject, the indemnity agreements require us to make prompt payment of defense and investigation costs and expenses at the request of the director or officer in advance of indemnification, provided that the recipient undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such expenses and provided further that such advance shall not be made if it is determined that the director or officer would not be permitted to be indemnified under applicable law. The indemnity agreements make the advance of litigation expenses mandatory absent a special determination to the contrary. Under the DGCL, absent an indemnity agreement or a provision in a corporation’s bylaws or certificate of incorporation, the advancement of expenses is discretionary. Under the indemnity agreement, the director or officer is permitted to petition the court to seek recovery of amounts due under the indemnity agreement and to recover the expenses of seeking such recovery if he or she is successful. The benefits of the indemnity agreement will not be available to the extent that an officer or director has other indemnification or insurance coverage for the subject claim. In addition, no indemnity will be paid by us: with respect to remuneration paid to an officer or director if it is determined by a final judgment that such remuneration was in violation of law; on account of any suit or judgment rendered against an officer or director for violating Section 16(b) of the Securities Exchange Act of 1934, or analogous provisions of law; if an officer’s or director’s conduct is adjudged to be fraudulent or deliberately dishonest, or constitutes willful misconduct; or if it is adjudged that indemnification is not lawful. Absent the indemnity agreement, indemnification that might be made available to directors and officers could be changed by amendments to our certificate of incorporation or bylaws.
     We currently maintain an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibit Index attached hereto is incorporated by reference herein.
Item 9. Undertakings.
(1)	The undersigned Registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the

Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(2)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 20th day of January, 2006.

LA JOLLA PHARMACEUTICAL COMPANY
By:	/s/ Steven B. Engle
Steven B. Engle
Chairman and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Steven B. Engle and Gail A. Sloan his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Steven B. Engle Steven B. Engle	Chairman and Chief Executive Officer (Principal Executive Officer)	January 20, 2006

/s/ Gail A. Sloan Gail A. Sloan	Vice President of Finance and Secretary (Principal Financial and Accounting Officer)	January 20, 2006

/s/ Thomas H. Adams, Ph.D. Thomas H. Adams, Ph.D.	Director	January 20, 2006

/s/ Robert A. Fildes, Ph.D. Robert A. Fildes, Ph.D.	Director	January 20, 2006

/s/ Stephen M. Martin Stephen M. Martin	Director	January 20, 2006

/s/ Craig R. Smith, M.D. Craig R. Smith, M.D.	Director	January 20, 2006

/s/ Martin P. Sutter Martin P. Sutter	Director	January 20, 2006

/s/ Frank E. Young, M.D., Ph.D. Frank E. Young, M.D., Ph.D.	Director	January 20, 2006

/s/ James E. Topper, M.D., Ph.D. James E. Topper, M.D., Ph.D.	Director	January 20, 2006

/s/ Nader J. Naini Nader J. Naini	Director	January 20, 2006

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation (1)

4.2	Amendment to Certificate of Incorporation (2)

4.3	Amendment to Certificate of Incorporation (3)

4.4	Amendment to Certificate of Incorporation (4)

4.5	Amended and Restated Bylaws (5)

4.6	Form of Common Stock Certificate (6)

4.7	Rights Agreement dated as of December 3, 1998 between the Company and American Stock Transfer & Trust Company (7)

4.8	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company (8)

4.9	Amendment to Rights Agreement, effective as of July 21, 2000, between the Company and American Stock Transfer & Trust Company (9)

4.10	Amendment to Rights Agreement, effective as of December 14, 2005, between the Company and American Stock Transfer & Trust Company (10)

4.11	La Jolla Pharmaceutical Company 2004 Equity Incentive Plan (2)

5.1	Opinion of Gibson, Dunn & Crutcher LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on the signature page hereto)

(1)	Previously filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and incorporated by reference herein.

(2)	Previously filed with the Company’s Current Report on Form 8-K filed on May 20, 2005 and incorporated by reference herein.

(3)	Previously filed with the Company’s Current Report on Form 8-K filed on December 16, 2005 and incorporated by reference herein.

(4)	Previously filed with the Company’s Current Report on Form 8-K filed on December 21, 2005 and incorporated by reference herein.

(5)	Previously filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated by reference herein.

(6)	Incorporated by reference to exhibit with same title filed with our Registration Statement on Form S-3 filed on the date hereof.

(7)	Previously filed with the Company’s Registration Statement on Form 8-A, filed on December 4, 1998, and incorporated by reference herein.

(8)	Previously filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated by reference herein.

(9)	Previously filed with the Company’s Current Report on Form 8-K, filed on January 26, 2001, and incorporated by reference herein. The changes effected by the amendment are also reflected in the Registration Statement on Form 8-A/A filed on January 26, 2001.

(10)	Previously filed with the Company’s Current Report on Form 8-K, filed on December 16, 2005, and incorporated by reference herein. The changes effected by the amendment are also reflected in the Registration Statement on Form 8-A/A filed on December 16, 2005.